UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 7, 2011
Western Digital Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08703	33-0956711
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3355 Michelson Drive, Suite 100
Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(949) 672-7000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 3.02 Unregistered Sales of Equity Securities
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 7.01 Regulation FD Disclosure
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Exhibit Index
EX-99.1
EX-99.2

Item 1.01 Entry into a Material Definitive Agreement.
Stock Purchase Agreement
On March 7, 2011, Western Digital Corporation (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Hitachi, Ltd. (“Hitachi”), Viviti Technologies Ltd., formerly known as Hitachi Global Storage Technologies Holdings Pte. Ltd., a wholly owned subsidiary of Hitachi (“HGST”), and Western Digital Ireland, Ltd., an indirect wholly owned subsidiary of the Company (“WDI”).
Pursuant to the terms of the Purchase Agreement, WDI agreed to acquire all of the issued and outstanding paid-up share capital of HGST from Hitachi for an aggregate purchase price consisting of (i) cash consideration of $3.5 billion and (ii) 25 million shares (the “Company Stock”) of the Company’s common stock, par value $0.01 per share (the “Transaction”). The cash portion of the purchase price is subject to adjustment for changes in the working capital of HGST, outstanding debt of HGST and its subsidiaries as of the date of the Closing (as defined below) and certain other payments and expenses.
The Transaction, which is expected to close in the third calendar quarter of 2011 (the “Closing”), is subject to several closing conditions, including the receipt of antitrust approvals or the expiration of applicable waiting periods in certain jurisdictions, the absence of certain government restraints, the absence of any change or event that would reasonably be expected to result in a material adverse effect with respect to HGST or the Company, as well as other customary closing conditions, including the execution and delivery of related Transaction documents, which are described below.
The Purchase Agreement provides that any vested stock options and stock appreciation rights (“SARs”) of HGST that are outstanding at the Closing (including any stock options or SARs that become vested in connection with the Transaction) will be cancelled in exchange for a cash payment equal to the excess, if any, of the Per Share Closing Payment over the exercise or base price per share of the option or SAR, as applicable. Similarly, any vested restricted stock units (“RSUs”) of HGST that are outstanding at the Closing will be cancelled in exchange for a cash payment equal to the Per Share Closing Payment. Unvested stock options, SARs and RSUs of HGST that are outstanding at the Closing will be assumed by the Company and converted into equivalent option, SAR or RSU awards, as applicable, with respect to shares of the Company’s common stock using an equity award exchange ratio equal to the Per Share Closing Payment divided by an amount equal to the average of the last reported sale prices for a single share of the Company’s common stock for the ten consecutive trading days ending on and including the third trading day prior to the date of the Closing. The “Per Share Closing Payment” will be an amount equal to the quotient of (i) the purchase price, as adjusted, increased by (A) the aggregate exercise or base price of the vested options and SARs, plus (B) the aggregate exercise or base price of the unvested options and SARs held by the continuing employees, and (ii) the fully diluted number of shares of HGST’s capital.
The Purchase Agreement includes representations, warranties and covenants of the parties. Subject to certain exceptions and other provisions, each party has agreed to indemnify the other for breaches of representations and warranties, breaches of covenants and certain other matters. The indemnification provided by Hitachi and the Company and WDI with respect to breaches of certain representations, warranties and covenants and certain other matters is subject to a cap on losses of $350 million and applies only to the extent such losses exceed $15 million in the aggregate, each of which cap and deductible amounts is subject to certain exceptions.
HGST and Hitachi have agreed to conduct the activities and operations of HGST and its subsidiaries in the ordinary course of business, consistent with past practices and in material compliance with all applicable laws until the Closing. Prior to the Closing, each of HGST and its subsidiaries will be subject to certain business conduct restrictions, subject to certain exceptions, including with regard to matters such as: the issuance of equity securities, recapitalizations, amendments to organizational documents, mergers, acquisitions and consolidations, incurrence of debt, material contracts, capital expenditures, transactions with affiliates, modifications to employee benefits plans, rights to use intellectual property, tax elections, dividends, changes in accounting methods and settlement of litigation. The Company and WDI will also be subject to certain restrictions prior to the Closing, subject to certain exceptions, including with regard to matters such as: certain amendments to the Company’s or WDI’s certificate of incorporation or by-laws, recapitalizations, dividends, the issuance of shares of the Company’s common stock or any securities convertible into the Company’s common stock (during the ten trading days prior to the date of the Closing), and acquisitions, joint ventures or strategic partnerships that would reasonably be expected to delay or negatively impact obtaining regulatory clearance of the Transaction.

HGST and Hitachi have also agreed to immediately cease and terminate any existing discussions or negotiations with respect to any proposals related to alternative business combination transactions, and not to solicit, initiate or knowingly encourage proposals, participate in any negotiations regarding, furnish confidential information in connection with, or take any other action to knowingly facilitate any inquiries or the making of any proposals for alternative business combination transactions. In addition, HGST and Hitachi have agreed to cease activities related to HGST’s proposed initial public offering.
The Purchase Agreement contains certain termination rights for the parties thereto, including the right of the parties to terminate the Purchase Agreement if the Transaction has not closed by March 7, 2012. If the Purchase Agreement is terminated by any party because the Transaction has not closed by March 7, 2012, and if, as of the time of such termination certain regulatory and antitrust closing conditions have not been satisfied due to the failure to receive any required antitrust or competition consent, approval or clearance or any action by any certain governmental entities to prevent the Transaction for antitrust or competition reasons, then the Company will, concurrently with such termination, pay Hitachi a fee of $250,000,000 in cash.
Concurrently, and in connection with entering into the Purchase Agreement, the Company, Western Digital Technologies, Inc., a wholly owned subsidiary of the Company (“WDT”), and WDI entered into a commitment letter (the “Commitment Letter”) with Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, pursuant to which, subject to the conditions set forth therein, Bank of America, N.A. committed to provide to WDI and WDT new senior secured credit facilities (the “Senior Credit Facilities”) up to $2,500,000,000, consisting of a $500,000,000 revolving credit facility and $2,000,000,000 in term loan facilities. The Senior Credit Facilities are contemplated to be used to finance a portion of the cash portion of the purchase price of the Transaction, to refinance WDT’s existing credit facilities and to pay certain fees and expenses in connection with the Transaction and the Senior Credit Facilities. The revolving credit facility is contemplated to be used for working capital, capital expenditures and other corporate purposes. The commitments of the lending parties under the Commitment Letter are subject to certain conditions, including, without limitation, the consummation of the Transaction, the absence of a material adverse event with respect to HGST, the Company or WDI and the accuracy of specified corporate representations of HGST, the Company and certain subsidiaries of the Company.
The foregoing description of the Commitment Letter and the transactions contemplated thereby is qualified in its entirety by reference to the complete terms and conditions of the definitive documentation to be negotiated and executed in connection therewith, which will be filed with the Company’s first periodic report that is due after the definitive documentation is fully executed.
Ancillary Agreements
The Purchase Agreement contemplates and requires as closing conditions that, at the Closing, certain parties to the Purchase Agreement will enter into an Investor Rights Agreement, a License Agreement, a Customer Agreement, a R&D Services Agreement, a Branding Agreement and a Non-Competition Agreement, the form of each of which was agreed upon by the parties and attached as an exhibit to the Purchase Agreement. In connection with the Company’s entry into the Purchase Agreement, on March 7, 2011, certain parties to the Purchase Agreement also entered into a Transition Services Agreement. The terms and conditions of each of these related Transaction agreements are described below.
Investor Rights Agreement
Concurrent with the Closing, the Company will enter into an Investor Rights Agreement with Hitachi (the “Investor Rights Agreement”). Under the terms of the Investor Rights Agreement, Hitachi will have the right to designate two directors (together, the “Hitachi Designees”) to the Board of Directors (the “Board”) of the Company (the “Hitachi Board Nomination Right”). Promptly after the Closing, the Company will increase the size of the Board by two and fill the resulting vacancies with the initial Hitachi Designees in accordance with the Company’s bylaws. The Company thereafter will include Hitachi Designees in its slate of nominees for election to the Board at each annual or special meeting of stockholders at which directors are to be elected, and recommend that the Company’s stockholders vote in favor of the election of Hitachi Designees, support Hitachi Designees for election in a manner no less favorable than how the Company supports its own nominees and use commercially reasonable efforts to cause Hitachi Designees’ election to the Board.

The Hitachi Board Nomination Right will terminate (i) with respect to one of the Hitachi Designees, at the end of the second full calendar year following the Closing, (ii) in the event that Hitachi ceases to beneficially own at least 50% of the shares of the Company Stock that Hitachi received in the Transaction, (iii) if Hitachi has first sold at least 10% of the shares of the Company Stock, in the event that Hitachi ceases to beneficially own at least 5% of the Company’s total issued and outstanding common stock, (iv) upon Hitachi’s breach of the standstill or transfer restriction obligations of the Investor Rights Agreement, which are described below, or (v) upon Hitachi’s material breach of the Non-Competition Agreement (defined below).
Commencing upon the Closing, Hitachi and its controlled affiliates will be subject to customary “standstill” restrictions limiting or prohibiting, among other things, directly or indirectly, the acquisition of additional securities of the Company, seeking or proposing a change of control transaction, soliciting proxies or forming a partnership, limited partnership, syndicate or other group, as those terms are used within the meaning of Section 13(d)(3) of the Exchange Act of 1934, as amended (a “13D Group”), with respect to the equity securities of the Company. Under the Investor Rights Agreement, the standstill period runs until the earlier to occur of (i) a change of control of the Company or (ii) 90 days after the Hitachi Board Nomination Right terminates (as described in last sentence of the immediately preceding paragraph).
In addition, for a period of one year following the Closing, subject to limited exceptions, Hitachi will be prohibited from, directly or indirectly, selling or otherwise transferring the shares of Company Stock that it receives in the Transaction. During the term of the Investor Rights Agreement, Hitachi or any of its controlled affiliates are prohibited from transferring any of the shares of Company Stock to (i) certain competitors of the Company or affiliates of such competitors and (ii) members of a 13D Group.
Pursuant to the Investor Rights Agreement, Hitachi will receive registration rights with respect to the shares of Company Stock, including shelf, demand and piggyback registration rights.
License Agreement
The Company and Hitachi will, concurrent with the Closing, enter into a License Agreement (the “License Agreement”) under which (i) Hitachi will grant to the Company and its subsidiaries a royalty-free license under certain patents of Hitachi and certain of its subsidiaries, and (ii) the Company will grant to Hitachi and certain of its subsidiaries a royalty-free license under certain patents of the Company and its subsidiaries. The term of such patent licenses will run a minimum of five years. Hitachi will also grant to the Company and its subsidiaries a royalty-free, perpetual license under its non-patent intellectual property that may be held by HGST and its subsidiaries. Further, under the License Agreement, each of Hitachi and the Company releases the other with respect to acts of infringement of certain patents of such releasing party prior to Closing Date.
Transition Services Agreement
In connection with the Company’s entry into the Purchase Agreement, on March 7, 2011, HGST, Hitachi and, solely with respect to certain provisions, the Company entered into a Transition Services Agreement (the “Transition Services Agreement”), under which Hitachi will provide certain services to HGST and its subsidiaries during a twelve-month transition period following the Closing of a type that are currently provided by Hitachi and its affiliates to HGST and its subsidiaries and are reasonably necessary to support the operations of HGST and its subsidiaries during such period.
Customer Agreement
The Company and Hitachi will, concurrent with the Closing, enter into a Customer Agreement (the “Customer Agreement”), with respect to the purchase by Hitachi and its subsidiaries of hard disk drive products from the Company’s subsidiaries following the Closing. Pursuant to the Customer Agreement, effective as of the date of the Closing, the Company and Hitachi will agree that for a period of two years after the Closing, the supply of hard disk drive products to Hitachi’s Disk Array Systems Division from any of the Company’s subsidiaries will be subject to the terms and conditions of an existing Master Sales Agreement between the parties. Further, Hitachi agrees that, following the Closing, Hitachi’s Disk Array Systems Division will continue to purchase hard disk drive products from the Company’s subsidiaries in a manner generally consistent with its past practices regarding purchases from HGST, so long as the hard disk drive products in question are, as determined by the Disk Array Systems Division in good faith, at least competitive with those of other suppliers in terms of price, performance, support and schedule, as to each applicable generation of hard disk drive product. The terms and conditions of the Customer Agreement only apply to hard disk drive products and do not apply to any of Hitachi’s affiliates or subsidiaries.
R&D Services Agreement
The Company and Hitachi will, concurrent with the Closing, enter into an R&D Services Agreement (the “R&D Services Agreement”), under which Hitachi will provide certain hard disk drive-related research and development services to the Company during the 18-month period following the Closing.
Branding Agreement
HGST and Hitachi will, concurrent with the Closing, enter into a Branding Agreement (the “Branding Agreement”), under which Hitachi will permit HGST to continue to use certain trademarks of Hitachi for a transitional period following the Closing.
Non-Competition Agreement
The Company and Hitachi will, concurrent with the Closing, enter into an Agreement Not to Compete (the “Non-Competition Agreement”). Under the terms of the Non-Competition Agreement, Hitachi and its wholly owned subsidiaries may not compete for a period of ten years in the hard disk drive field, including the manufacture and sale of hard disk drive products and, subject to certain exceptions, research and development that is related to any material aspect of the manufacture of hard disk drive products. In addition, during the two-year period following the date of the Closing, Hitachi and its wholly owned subsidiaries may not solicit or hire key HGST technical research employees.
Item 3.02 Unregistered Sales of Equity Securities.
Pursuant to the Purchase Agreement described above in Item 1.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference, WDI has agreed to deliver the Company Stock to Hitachi at the Closing, subject to the satisfaction of the closing conditions set forth in the Purchase Agreement. The issuance of the Company Stock by the Company to WDI and WDI’s delivery of the Company Stock to Hitachi will be made pursuant to the exemptions from registration provided by Sections 4(2) and 4(1), respectively, of the Securities Act of 1933, as amended.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In connection with the Company’s entry into the Purchase Agreement, on March 7, 2011, the Company entered into new employment agreements with its current President and Chief Executive Officer, John Coyne, its current Executive Vice President and Chief Operating Officer, Timothy Leyden, and HGST’s current President and Chief Executive Officer, Stephen Milligan. Mr. Coyne’s employment agreement is effective as of March 7, 2011 and has a five-year term from the effective date, and, if the Closing occurs, the five-year term will extend until the fifth anniversary of the date of the Closing. Messrs. Leyden’s and Milligan’s employment agreements are effective beginning on the date of the Closing, and each agreement has a five-year term. Messrs. Coyne, Leyden and Milligan will form the Company’s senior leadership team following the Closing, and each will be a member of the Company’s new “Office of the Chief Executive Officer” that Mr. Coyne is expected to establish following the Closing. Effective at the Closing, Mr. Coyne will serve as the Company’s Chief Executive Officer, Mr. Milligan will serve as the Company’s President and Mr. Leyden will serve as the Company’s Chief Operating Officer.

Pursuant to the employment agreements, Messrs. Coyne, Milligan and Leyden will be paid annual base salaries of $1,000,000, $800,000 and $700,000, respectively, effective as of March 7, 2011 in the case of Mr. Coyne and effective as of the date of the Closing in the case of Messrs. Milligan and Leyden. Each executive will be eligible to participate in the Company’s semi-annual incentive compensation plan. The target incentive bonuses for Messrs. Coyne, Milligan and Leyden as a percentage of each executive’s semi-annual base salary will be 150%, 125% and 110%, respectively. Each executive will also be entitled to participate in the Company’s other benefit plans on terms consistent with those generally applicable to other senior executives. In addition, Mr. Milligan will be entitled to receive reimbursement of his relocation and related expenses.
Pursuant to the employment agreements, each executive will be eligible to receive long-term incentive awards in accordance with the Company’s guidelines applicable to the executive’s position. The executives’ long-term incentive awards will typically be granted as part of the Company’s normal annual grant cycle, however, incentive awards for the Company’s 2012 fiscal year are expected to be granted shortly after the Closing if the Closing occurs before the annual grant cycle (and as a new employee of the Company, Mr. Milligan is expected to receive, subject to approval by the Compensation Committee of the Board, a fiscal 2012 long-term incentive award having a grant date value of no less than $4,000,000). The executives’ long-term incentive awards will generally be subject to the Company’s customary terms and conditions.
In connection with the Closing, the Company intends to establish an integration bonus plan and Messrs. Coyne, Milligan and Leyden will each be entitled to participate in the plan pursuant to their employment agreements. Integration bonus awards will be in the form of performance restricted stock units, and the grant date target value of the performance restricted stock units for Messrs. Coyne, Milligan and Leyden will be $4,000,000, $2,000,000 and $2,000,000, respectively. Each executive’s actual number of stock units that may become earned and payable may range from 0% to 200% of his target number of units, with the number of units becoming earned and payable to be based on the Company’s achievement of performance milestones that will be determined by the Company’s Compensation Committee following the Closing. Each executive’s integration bonus opportunity will become earned and payable over the two-year period following the date of the Closing, and may also become payable in connection with certain qualifying terminations of employment under the Company’s severance plans described below.
Pursuant to the employment agreements, Messrs. Coyne, Milligan and Leyden will each be entitled to participate in the Company’s Executive Severance Plan and Amended and Restated Change in Control Severance Plan, as each plan may be amended from time to time. Each executive will participate in these plans at the “Tier 1” level.
Pursuant to the employment agreements, Messrs. Coyne, Milligan and Leyden will each be subject to the Company’s employee inventions and confidentiality agreement. Each executive has also agreed that he will not influence any customer, supplier or distributor of the Company during the term of the agreement and for 24 months thereafter.
Item 7.01 Regulation FD Disclosure.
On March 7, 2011, the Company issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The press release is furnished and not filed, pursuant to Instruction B.2 of Form 8-K.
The slide presentation attached hereto as Exhibit 99.2, and incorporated herein by reference, will be presented by the Company in connection with a conference call it will hold on March 7, 2011 to discuss its agreement to acquire HGST and may be used by the Company in various other presentations to investors. The slide presentation is furnished and not filed, pursuant to Instruction B.2 of Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press Release, dated March 7, 2011, announcing the Company’s agreement to acquire HGST

99.2	Company slide presentation

Safe Harbor for Forward-Looking Statements
This Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the statement concerning the expected timing of the completion of the transaction. These forward-looking statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including: delays in or failure to obtain any required regulatory approvals with respect to the transaction; failure to consummate or delay in consummating the transaction for other reasons; the possibility that the expected benefits of the transaction may not materialize as expected; failure to successfully integrate the products, R&D capabilities, infrastructure and employees of the Company and HGST; and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s recent Form 10-Q filed with the SEC on January 28, 2011 for the quarter ended December 31, 2010, to which your attention is directed. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN DIGITAL CORPORATION
	By:	/s/ Michael C. Ray
Date: March 7, 2011		Michael C. Ray
Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated March 7, 2011, announcing the Company’s agreement to acquire HGST

99.2	Company slide presentation